Exhibit 3.8
PACIFIC OFFICE PROPERTIES TRUST, INC.
ARTICLES OF AMENDMENT

Pacific Office Properties Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended by deleting therefrom Section 5.1 of Article V and inserting in lieu thereof the following Section 5.1 of Article V:

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is currently three (3), which number may be increased or decreased pursuant to the bylaws of the Corporation (the “Bylaws”) but shall never be less than the minimum number required by the Maryland General Corporation Law, as amended from time to time (the “MGCL”), and shall never be less than one (1) or more than five (5) members.

The Corporation elects that, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancies in the Board of Directors for any reason, including any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

Michael W. Brennan
Robert L. Denton
Jay H. Shidler

SECOND: The Charter is hereby further amended by changing the name of the class of Common Stock, $.0001 par value per share, of the Corporation designated as “Listed Common Stock” in Section 6.1 of Article VI to “Class A Common Stock.” All references in the Charter to “Listed Common Stock” are hereby changed to “Class A Common Stock.”

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendments to the Charter.

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Corporate Secretary on this 21st day of May, 2012.

ATTEST:                    PACIFIC OFFICE PROPERTIES TRUST, INC.

By:    /s/ Kimberly F. Aquino        By:    /s/ Lawrence J. Taff         (SEAL)
Name: Kimberly F. Aquino            Name: Lawrence J. Taff
Title: Corporate Secretary            Title: Chief Executive Officer